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                                                                      EXHIBIT 99


PRESS RELEASE

FOR IMMEDIATE RELEASE

Date: August 1, 2003
Company: Central Federal Corporation
Contact: David C. Vernon
Phone: 330.666.7979
Fax: 330.666.7959

WELLSVILLE, OHIO-August 1, 2003 - Central Federal Corporation (NASDAQ: GCFC) today announced financial results for the second quarter ended June 30, 2003.

Central Federal Corporation (Company), parent company of Central Federal Bank
(Bank), reported 2003 second quarter net income of $52,000, a decrease from the 2002 second quarter net income of $140,000. Basic and diluted earnings per share for the 2003 second quarter were $.03 compared with $.09 for the same period in 2002.

"We are continuing the process of positioning Central Federal for growth," said David C. Vernon, Chairman, President and Chief Executive Officer. He added:

     This is an exciting time for us, filled with major initiatives and high levels of activity that will help us achieve our goal of positively energizing Central Federal. Here are some of the things we did during the second quarter in support of that goal:

     - Invested in expanding the Bank into Northeast Ohio with a Fairlawn location and into Central Ohio with a Columbus location
     - Added to our loan loss reserves as a result of our increase in commercial lending activity
     - Bolstered our management team with the addition of talented, experienced individuals
     - Recorded accounting adjustments to reflect management's reevaluation of the first quarter decision to terminate the Bank's pension plan
     - Increased shareholders' equity through a private offering of common stock of the Company

And this is just the beginning.

Net interest income for the Company decreased 17% during the 2003 second quarter to $711,000 compared with $858,000 for the second quarter of 2002 as the Company begins its expansion into commercial services. Residential and installment loans were allowed to decrease marginally and investments were held to low rate short term investments in order to make funds available for commercial loans, expected to close in the third quarter.

Non-interest income increased by 297% to $413,000 in the second quarter of 2003 compared with $104,000 for the second quarter of 2002 due to increases in service charges and gains on sales of mortgage loans held for sale. Non-interest expense, excluding a partial reversal of the charge taken in the first quarter, more fully described below, increased 53% from $759,000 in 2002 to $1,161,000 for 2003. The increase was primarily the result of expenses associated with establishing the Fairlawn and Columbus offices.

Last quarter the Company highlighted, among other things, a one-time charge for terminating the Employee Stock Option Plan (ESOP) and the pension plan. Management proceeded with termination of the ESOP. On reevaluation, the Board of Directors concluded that freezing the pension plan would be in the best interest of the Company. The decision to freeze the pension plan resulted in partially reversing an expense taken last quarter.






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Significant personnel changes, which strengthen the Company's ability to implement its growth plan, occurred during the second quarter. Raymond E. Heh, former Chairman, President & CEO of Bank One, Akron joined Central Federal Bank as Regional President, Summit County. Edward L. Baumgardner, former President and CEO of Potters Financial Corporation and Potters Bank, was named Regional President, Columbiana County and R. Parker MacDonell, a third generation Ohio banker and former Senior Vice President, Bank One, Columbus, became Regional President, Columbus. Eloise L. Mackus, Esq. joined the Company and the Bank as Senior Vice President, General Counsel and Secretary. Mark S. Allio, former President of Third Federal Savings, Cleveland became a Director of the Company and the Bank.

Consolidated assets decreased 4% to $111.7 million at June 30, 2003 from $115.9 million at

June 30, 2002. Net loans decreased 11% to $56.7 million from $63.5 million at June 30, 2002 as a result of principal payments received on loans and increased refinancing activity. Equipment associated with the conversion of the Company's core data processing system, scheduled to be completed in the third quarter, has been capitalized. Further costs have been capitalized in connection with significant upgrades to the Bank's information and communications systems.

Consolidated liabilities decreased 8% to $90.5 million at June 30, 2003 from $98.2 million at June 30, 2002. The decrease was due primarily to repayment of the $4.9 million principal balance of a $7 million loan, which had been obtained to fund the payment of a return of capital dividend declared in 2000.

At June 30, 2003, shareholders' equity was $21.2 million compared to $17.7 million from one year ago as the Company neared completion of the private placement of 327,500 shares at $9.95 per share. The Bank continues to exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation (FDIC) guidelines, the Bank is categorized as "well capitalized," which is the highest rating category available.

ABOUT CENTRAL FEDERAL CORPORATION

Central Federal Corporation was organized as a Delaware corporation in September 1998 as the holding company for Central Federal Bank in connection with its conversion from a mutual to stock organization. Central Federal Bank is a community-oriented savings institution which was originally organized in 1892.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.